Exhibit 10.5

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of October 16, 2019 (the “Execution Date”), by and among Diversey, Inc., a Delaware corporation (the “Company”), Diamond (BC) B.V. (“Diamond”), and Todd Herndon (the “Executive”). The Company, Diamond and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, the Executive has substantial business knowledge and experience, and the Company and Diamond desire to retain the knowledge and experience of the Executive to assist in the operations and management of the Company and Diamond;

WHEREAS, the Executive acknowledges that the Company and Diamond expend substantial resources establishing long term relationships with their respective customers, clients and suppliers, and the Executive will from time to time during the course of his employment be exposed to such customers, clients and suppliers and prospective customers, clients and suppliers; WHEREAS, the Executive acknowledges that in connection with his employment the Executive will have access to valuable Confidential Information (as defined in Section 5 below) including, but not limited to, the Company’s and Diamond’s methods of doing business, business plans and trade secrets;

WHEREAS, the Company and Diamond desire that the Executive not directly or indirectly compete with the Company, Diamond or their respective Subsidiaries, if any, for a reasonable period of time because of the detrimental effect such competition would have on the business of the Company and Diamond; and

WHEREAS, all of the foregoing recitals are incorporated into the covenants of this Agreement as if set forth herein at length.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.              Employment Term; Position; Duties; Location.

(a)               Employment Term. The Company will employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on November 18, 2019 (the “Effective Date”), provided that the Executive commences employment with the Company on the Effective Date, and, unless sooner terminated as provided in Section 4 hereof, ending on the fifth (5th) anniversary hereafter (the “Initial Term”). At the expiration of the Initial Term, this Agreement will automatically renew for successive additional terms of one (1) year (each, a “Renewal Term,” and, together with the Initial Term, the “Employment Period”), unless notice of termination is given in writing by either Party hereto to the other Party at least sixty (60) days prior to the expiration of the Initial Term or any successive Renewal Term. A notice of non-renewal given by the Company shall be treated as a termination without Cause at the end of the then current Term. For the avoidance of doubt, if the Executive does not commence employment on the Effective Date, this Agreement will be null and void ab initio, and the Executive shall have no rights hereunder, absent further written agreement among the Company, Diamond and the Executive.

(b)               Position. During the Employment Period, the Executive will serve as the Chief Financial Officer of the Company. The Executive will have the normal duties, responsibilities and authority of this office, subject to the power of the Board of Directors of the Company (the “Company Board”) to expand or adjust such duties, responsibilities and authority in a manner consistent with his position. Additionally, during the Employment Period, the Executive will serve as the Chief Financial Officer of Diamond for no additional compensation and will have the normal duties, responsibilities and authority of this office, subject to the direction of the Board of Directors of Diamond (the “Diamond Board” and, together with the Company Board, the “Boards”).

(c)               Duties. During the Employment Period, the Executive will report directly to the Chief Executive Officer of the Company and the Boards. The Executive will devote substantially all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, Diamond and their respective Subsidiaries (collectively, the “Company Group”) and to the performance of his duties hereunder; provided that the Executive will be permitted to (i) serve on the boards of non-profit and charitable organizations, (ii) with the prior consent of the Boards (not to be unreasonably withheld, delayed or conditioned), serve on the board of directors of a corporation (or other similar governing body of another entity) (other than one that competes with the Business), and (iii) manage his personal and legal affairs and his passive personal investments that do not violate any of the restrictive covenants set forth herein or in any other agreement that the Executive has entered into with the Company Group, to the extent such activities, individually or in the aggregate, do not interfere with the Executive’s performance of his duties and responsibilities hereunder.

(d)               Location. During the Employment Period, the Executive’s principal office will be in Charlotte, North Carolina, provided that the Executive understands and agrees that the Executive frequently will be required to travel for business purposes.

2.              Compensation.

(a)               Base Salary. As of the Effective Date, the Executive’s base salary will be no less than $600,000 per annum in the aggregate. The Executive’s base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices and may be increased (but not decreased) in the sole discretion of the Company Board (as increased, “Base Salary”).

(b)              Annual Bonus. In addition to the Base Salary, for each full fiscal year ending during the Employment Period, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”), with the target bonus opportunity equal to no less than 80% of the Executive’s then current Base Salary (the “Target Bonus”), based on meeting performance goals to be established by the Compensation Committee of the Company Board no later than sixty (60) days after the commencement of the applicable fiscal year. The actual amount of the Annual Bonus may range from 0% to 200% of the Target Bonus, based upon achievement of the designated performance goals; provided, that, for the 2019 fiscal year only, Executive shall be entitled to an Annual Bonus at least equal to a pro-rated portion of the Target Bonus, with such pro-ration based on the portion of the 2019 fiscal year that Executive is employed with the Company. The Annual Bonus, if any, shall be paid to the Executive in the following fiscal year no later than ten (10) days after the completion of the audit of the financial statements of the Company for the fiscal year relating to such Annual Bonus, subject to the Executive’s continued employment with the Company through the payment date, except as otherwise set forth below (including Section 4(d) hereof).

(c)               Equity-Related Matters.

   (i)               Incentive Equity Award. Within thirty (30) days following the Effective Date, the Executive shall be granted an equity-based incentive award (an “Incentive Equity Award”) in the form of an award of 1,170,628 Class B Shares of Constellation (BC) Poolco S.C.A. (“Poolco”), which are intended to be “profits interests” for U.S. federal income tax purposes and will be allocated 50% time-vesting and 50% performance-vesting. The Incentive Equity Award will be subject to the terms of the Side Letter attached hereto as Exhibit A, as well as the governing documents set forth in Section 2(c)(iv) below.

   (ii)              Co-Investment. Within thirty (30) days following the Effective Date, the Executive will invest an aggregate amount equal to $500,000 (with the understanding that, between the Execution Date and the Effective Date, the Executive may elect to increase (but not decrease) the amount of such co-investment, in which case he shall notify the Company of such election in writing on or before the Effective Date) as a co-investment in Constellation (BC) S.a.r.l. (“Constellation”), and Constellation shall accept such co-investment. The co-investment will be made in the same class of securities and on a pari passu basis as the co-invest equity securities held by the existing management co-investors as of the Effective Date (with such purchased co-investment securities, the “Co-Investment Securities”). The purchase price for the Co-Investment Securities will be the same as the purchase price paid by the management co-investors who co-invested at the time of the Acquisition (as defined in the Securityholders Agreement in respect of Constellation, dated 4 June 2018 (as amended from time to time, the “SHA”)). For clarity, the Executive will make the investment in USD, so the exact number of Co-Investment Securities issued to the Executive will be determined by reference to the spot rate of exchange between USD and Euros, as published in the London edition of the Financial Times two (2) business days immediately prior to the date of issuance.

   (iii)              Transition-Related Resignation. In the event that, prior to the first (1st) anniversary of the Effective Date, the Company Board appoints a new Chief Executive Officer of the Company to succeed Mark Burgess, and the Executive resigns following such appointment, but in all events before the first (1st) anniversary of the Effective Date, because such individual is not acceptable to the Executive (such resignation, a “Transition-Related Resignation”), then subject to the Executive’s satisfaction of the Termination Conditions (as defined in Section 11(a) hereof), upon the Executive’s written election (which the Executive must make, if at all, within thirty (30) days after his resignation), the Company or an affiliate shall purchase or redeem, within sixty (60) days of receipt of the Executive’s written election, the Co-Investment Securities at a purchase price equal to the purchase price the Executive paid to acquire the Co-Investment Securities; provided that such obligation shall be tolled to the extent necessary due to liquidity limitations or applicable restrictions in debt or equity financing agreements. For the avoidance of doubt, the Executive’s resignation due to the Company Board’s appointment of any subsequent Chief Executive Officer of the Company, or the Executive’s resignation without Good Reason on or after the first (1st) anniversary of the Effective Date due to finding Mark Burgess’ successor unacceptable, shall not constitute a Transition-Related Resignation.

   (iv)            Governing Documents. As a condition to receiving the Incentive Equity Award and purchasing the Co-Investment Securities, the Executive will be required to enter into: (A) a Deed of Adherence to the SHA; (B) a Poolco Subscription Agreement; and (C) a Side Letter with Constellation and Poolco.

(d)               Withholding. All amounts payable to the Executive hereunder will be subject to all required withholding by the Company.

3.              Benefits. In addition to the Base Salary and other compensation provided for in Section 2 above, the Executive will be entitled to the following benefits during the Employment Period:

(a)                Vacation. The Executive will be entitled to vacation in accordance with Company policy, during which time his compensation shall be paid in full, and such holidays and other nonworking days as are consistent with the policies of the Company for employees generally; provided, however, that Executive shall be entitled to no less than five (5) weeks of vacation for each twelve (12) month period within the Employment Period. Vacation shall be taken in the reasonable judgment of the Executive, subject to the Company’s business needs and the oversight of the Chief Executive Officer of the Company and the Boards.

(b)              Health and Welfare; Employee Benefits. The Executive will be entitled to participate in the Company’s health and welfare benefit programs for which other employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs. In addition, the Executive will be entitled to participate in any employee benefit, fringe benefit or perquisite plan or program that any member of the Company Group has adopted or may adopt, maintain or contribute to for the benefit of its employees or its executive officers generally, subject to any eligibility requirements of such plans and programs.

(c)               Business Expenses. The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, within ten (10) days of the Effective Date, the Company will reimburse the Executive for the reasonable attorneys’ fees incurred by him in connection with the negotiation and documentation of this Agreement and related agreements, not to exceed a maximum of $7,000 in the aggregate.

(d)               Commuting; Relocation.

   (i)               Notwithstanding anything to the contrary in Section 1(d) of this Agreement, the Executive may maintain his primary residence in the Milwaukee, Wisconsin area and will not be required to relocate to the Charlotte, North Carolina metropolitan area. Until the six (6)-month anniversary of the Effective Date, the Company will reimburse the Executive on a fully tax grossed-up basis (i.e., the Company will gross-up the reimbursements to the minimal extent necessary for the Executive not to incur an out-of-pocket cost) for his reasonable travel expenses incurred in traveling to and from his residence (limited to one round trip per week), provided that such expenses are incurred in accordance with, and reimbursable under, the Company’s travel policy then in effect.

   (ii)             Should the Executive subsequently decide to relocate to the Charlotte, North Carolina metropolitan area (or the then-current location of the Company’s headquarters), the Executive shall be entitled to participate in the Company’s relocation program.

4.              Termination.

(a)               Notwithstanding Section 1 of this Agreement, the Executive’s employment with the Company and the Employment Period will end on the earlier of (i) the Executive’s death or Disability, (ii) the Executive’s resignation without Good Reason (provided that the Executive must provide the Company with at least sixty (60) days’ advance written notice of a resignation without Good Reason), (iii) termination by the Company at any time with Cause (as defined below), or (iv) termination by the Company at any time without Cause (other than a termination pursuant to Section 4(a)(i)), resignation by the Executive for Good Reason or Transition-Related Resignation (provided, that, for the avoidance of doubt, there can be no Transition-Related Resignation on or after the first (1st) anniversary of the Effective Date). Except as otherwise provided herein, any termination of the Employment Period by the Company or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party. For purposes of this Agreement, a termination of the Executive’s employment with the Company will constitute a termination of the Executive’s service as the Chief Financial Officer of Diamond. Upon any termination of his employment with the Company, the Executive will automatically resign from the Boards and any Subsidiary boards on which he may be serving (if any) and will promptly execute any additional documentation necessary to effectuate the foregoing.

(b)               If the Executive’s employment with the Company is terminated pursuant to Section 4(a)(i), (ii) or (iii), then the Executive will only be entitled to receive his Base Salary through the date of termination and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or Affiliates thereafter, other than (i) payment of any unpaid Base Salary through the date of termination and payment in lieu of any accrued but unused vacation time through the date of termination in accordance with Company policy, (ii) those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), (iii) amounts described under Section 3, (iv) amounts payable under the Company’s applicable plans and programs in which the Executive participates, including equity arrangements, and (v) indemnification and officer and director liability insurance. The amounts described in clauses (i)-(v) of this Section 4(b) are referred to herein as the “Accrued Benefits.”

(c)               If the Executive’s employment with the Company is terminated pursuant to Section 4(a)(iv), then, in addition to the Accrued Benefits, the Executive will be entitled to receive (i) an amount equal to one (1.0) times the sum of his (A) Base Salary (at the highest rate in effect during the twelve (12)-month period immediately preceding the date of termination) and (B) Target Bonus (the “Severance Amount”), with such amount payable in ratable installments in accordance with the Company’s then current payroll practices over the twelve (12)-month period following the termination date, and (ii) subject to the Executive’s (A) timely election of continuation coverage under COBRA and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months immediately following the date of such termination, provided that the Executive is eligible and remains eligible for COBRA coverage, provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(c)(ii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 4(c)(ii) shall immediately cease.

(d)            Upon any termination event other than one pursuant to Section 4(a)(iii), the Executive will be entitled to any earned but unpaid Annual Bonus for any previously completed fiscal year.

(e)            For the purpose of clarity, the non-renewal of the Employment Period by the Company shall constitute a termination event pursuant to Section 4(a)(iv) at the end of the Employment Period.

(f)             Unpaid reimbursement as provided in Sections 3(c) and 3(d) shall also be paid when due, despite any termination.

(g)           Except as otherwise expressly provided herein or in any applicable equity agreements, all of the Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder or under any policy or program of the Company which accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than those expressly required under applicable law (such as COBRA) or provided for under such policy or program.

(h)            In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer (except as provided in Section 4(c)(ii)). Subject to Section 29, the Company’s obligations to pay the Executive amounts hereunder shall be subject to set-off, counterclaim or recoupment of bona fide amounts owed by the Executive to the Company Group or any of its Affiliates.

5.              Confidential Information. The Executive recognizes and acknowledges that the continued success of the Company Group depends upon the use and protection of a large body of confidential and proprietary information and that the Executive will have access to certain Confidential Information of the Company Group and corporations with which the Company Group does business, and that such Confidential Information constitutes valuable, special and unique property of the Company Group and such other corporations. “Confidential Information” will be interpreted to include all confidential information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (a) related to the Company Group’s (including any predecessor of any member thereof) current or potential business and (b) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by the Executive, while employed by the Company Group, concerning the business or affairs of the Company Group, including information concerning acquisition opportunities in or reasonably related to the Company Group’s business or industry, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment. Confidential Information does not include any general technical skills or general experience gained by the Executive during the Executive’s affiliation with the Company Group. The Executive agrees that he will use the Confidential Information only as necessary in the performance of his duties hereunder. The Executive agrees that he will not disclose to any unauthorized Person or use for his own purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the Company Board, unless and to the extent that (i) the Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions or (ii) the Executive is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that in such circumstance the Executive must (A) provide prompt written notice of such order to the Company and (B) cooperate with the Company when revealing such Confidential Information to such court. In addition, nothing in this Agreement shall prohibit the Executive from disclosing information and documents to the Executive’s attorney or tax adviser for the purpose of securing legal or tax advice, or disclosing the post-employment restrictions in this Agreement to any potential new employer; provided that, in each case, the Executive shall instruct such individuals to ensure the continued confidentiality and protection of the Confidential Information. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

6.             Return of Corporate Property. The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of the Company Group, whether confidential or not, are the property of the Company. The Executive will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company Group, which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product (as defined in Section 7 below) or the business of the Company Group, which he may then possess or have under his control; provided however, that the Executive may retain (and make copies of) the Executive’s address book and correspondence, files and documents relating to the Executive’s equity rights, personal compensation, benefits and obligations. During the Executive’s employment and continuing for sixty (60) months thereafter (the “Restricted Period”), upon written notice to the Executive, the Executive will take any and all reasonable actions reasonably deemed necessary or appropriate by the Company or Diamond from time to time, in its reasonable discretion, to ensure the continued confidentiality and protection of the Confidential Information. During the Executive’s employment and the Restricted Period, the Executive will notify the Company promptly and in writing of any circumstances of which the Executive has knowledge relating to any possession or use of any Confidential Information by any Person that the Executive knows is not authorized to possess or use such Confidential Information.

7.             Intellectual Property Rights. The Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive prior to or while employed by the Company Group (collectively, the “Work Product”) belong to the Company Group. All Work Product created by the Executive while employed by the Company or Diamond will be considered “work made for hire,” and as such, the Company or Diamond (as applicable) is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of the Executive’s rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company or Diamond (as applicable) pursuant to this Agreement. The Executive will, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). The provisions of this Section 7 shall not apply to an invention or any work product (a) for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company Group was used, (b) which was developed on the Executive’s own time, and (c) which is not materially related to the Business. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.              Non-Compete. In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that, in the course of his employment with the Company Group, he will become familiar with the Company Group’s trade secrets, methods of doing business, business plans and other valuable Confidential Information concerning the Company Group and its customers and suppliers and that his services have been and will be of special, unique and extraordinary value to the Company Group. The Executive agrees that, so long as the Executive is employed by the Company Group and continuing for twelve (12) months thereafter (the “Non-Compete Period”), the Executive will not, anywhere in the Applicable Area (whether on his own account, or as an employee, consultant, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity):

(a)               act in a capacity, or provide services, for any business that directly competes with the Business;

(b)              engage in the Business or manage, control, participate in, consult with, or render services for, any other Person that engages in the Business;

(c)              otherwise engage in any business, venture or activity that directly competes with the Business; or

(d)               except as permitted below, own any interest in, consult with, render services to or otherwise assist any Person that does any of the foregoing.

Nothing herein will prohibit the Executive from: (i) being a passive owner of a competitive business, so long as the Executive has no active participation in the business of such corporation; or (ii) being employed by or otherwise providing services to or for a competitor of the Company Group in a capacity that is not the same as or similar to any capacity in which the Executive worked for the Company Group (acknowledging that the Executive’s role requires the Executive to, among other things, engage in executive, managerial, strategic, technical, and business development activities). For the avoidance of doubt, the Executive will be considered to be “directly” competing if he is officially employed or engaged by an entity’s subsidiary, division or unit that does not engage in or compete with the Business, but nevertheless provides services or any assistance to a subsidiary, division or unit that does compete with the Business. For illustrative purposes only, and not by way of limitation, the following entities are considered to be in “direct” competition with the Business as of the Effective Date: AFCO/Zep, Clorox (Building Care/Laundry), Ecolab, Henkel (F&B), Nilfisk-Advance (Taski/Equipment), P&G (Building Care/Laundry), SC Johnson (Building Care) and Tennant (Taski/Equipment).

9.              Non-Solicitation.

(a)              The Executive agrees that, so long as the Executive is employed by the Company Group and continuing for twelve (12) months thereafter (the “Non-Solicitation Period”), the Executive will not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) employ, retain, recruit, solicit or otherwise attempt to employ or retain (A) any current employee or consultant of the Company Group or (B) any former employee or consultant who was employed by or providing services to the Company Group within the preceding six (6)-month period (but excluding any employee or consultant whose employment or service was terminated by the Company Group without “cause”) or (ii) knowingly induce or attempt to induce any current employee of, or consultant to, the Company Group to leave the employ or service of the Company Group or otherwise knowingly interfere with the relationship between the Company Group and any of its employees or consultants.

(b)               During the Non-Compete Period, the Executive will not, directly or indirectly, in any manner (whether on his own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product sold by (or similar to the service or product sold by) the Company Group, (ii) in any way accept business covered in (i) from, or knowingly interfere with the relationship between the Company Group and, any Customer (or any known prospective Customer), or (iii) knowingly interfere with the relationship between the Company Group and any supplier, licensee or other business relation of the Company Group; provided, that, the foregoing shall not prevent the Executive from making otherwise permissible statements in any litigation proceeding between the Executive, on the one hand, and the Company Group, on the other hand.

Notwithstanding the foregoing, the provisions of this Section 9 shall not be violated by the Executive serving as a reference, upon request, for any employee of the Company Group.

10.            Non-Disparagement. During the Employment Period and then for all times thereafter, the Executive will not disparage the Company, Diamond or any of their respective Subsidiaries, any majority investor in the Company or Diamond or the operations, officers, directors or employees of any of the foregoing. Similarly, the Company and Diamond will instruct their respective officers and directors not to disparage the Executive. The foregoing shall not be violated by statements made in connection with the good faith discharge of duties to the Company Group, otherwise permissible statements made in any litigation proceeding involving the parties covered hereby, statements made in response to legal process, rebuttal of false or misleading statements about the parties covered hereby or normal competitive type statements if permissibly competing.

11.            Release and Enforcement.

(a)            As a condition to receipt of any severance payments under this Agreement, (i) the Executive, within sixty (60) days following termination of the Executive’s employment, shall have delivered, to the Company a complete release of any claims, pursuant to a form substantially similar to the form agreement attached hereto as Exhibit B, and (ii) the Executive will not have breached, and does not breach, the provisions of Sections 5, 6, 7, 8, 9 and 10 hereof (with (i) and (ii), collectively, the “Termination Conditions”). Payment of severance hereafter shall commence within ten (10) days of the Release having become effective and irrevocable, provided that, to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 29 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(b)              The Executive acknowledges and agrees that the restrictions contained in Sections 8 and 9 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company Group and that the Executive has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Executive agrees and acknowledges that the Company and Diamond are currently engaging in business and actively marketing their services and products throughout the Applicable Area, the Company Group expend significant time and effort developing and protecting the confidentiality of their methods of doing business, customer lists, long term customer relationships and trade secrets and such methods, customer lists, customer relationships and trade secrets have significant value. However, if, at the time of enforcement of Sections 8 and/or 9, a court holds that the duration, geographical area or scope of activity restrictions stated therein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company and Diamond, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by the Executive against the Company Group, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company or Diamond of the provisions of Sections 5, 6, 7, 8, 9 or 10, or this Section 11. During the Restricted Period, the Executive will notify prospective future employers of the Executive’s obligations under Sections 5, 6, 7, 8, 9 or 10 hereof.

(c)               In the event of the breach or a threatened breach by the Executive of any of the provisions of Sections 5, 6, 7, 8, 9 or 10, or this Section 11, the Company Group, in addition and supplementary to any other rights and remedies existing in their favor, will be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Executive of Sections 8 and/or 9, the Non-Solicitation Period and/or the Non-Compete Period, as applicable, will be tolled until such breach or violation has been duly cured.

(d)               For the avoidance of doubt, except as set forth Section 14, each party to the Agreement hereto agrees that both parties will solely be responsible for any cost associated with resolving any dispute arising hereunder, including but not limited to any attorneys’ fees or costs, regardless of which party ultimately prevails. Notwithstanding the foregoing, to the extent that the Executive challenges the enforceability or reasonableness of any of the provisions set forth in Sections 5, 6, 7, 8, 9 or 10, or this Section 11, the Executive will, in addition to any other rights and remedies available to the Company, reimburse the Company for any and all reasonable costs and expenses (including attorneys’ fees) incurred by any member of the Company Group in connection with such action or proceeding. For the sake of clarity, the preceding sentence will not apply to disputes regarding whether the Executive in fact violated the provisions of Sections 5, 6, 7, 8, 9 or 10, or this Section 11.

12.            Executive’s Representations. The Executive hereby represents and warrants to the Company that (a) he has entered into this Agreement of his own free will for no consideration other than as referred to herein; (b) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (c) the Executive is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person that would impair his ability to perform his duties for the Company and Diamond; and (d) upon the execution and delivery of this Agreement by the Company and Diamond, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that the Executive has had the opportunity to consult with independent legal counsel regarding the Executive’s rights and obligations under this Agreement and that the Executive fully understands the terms and conditions contained herein.

13.            Definitions.

“Affiliate” means, with respect to an entity, any other person or entity, directly or indirectly controlling, controlled by or under common control with the entity

“Applicable Area” means North America, Latin America, Europe, Asia Pacific, Middle East and Africa, but if such area is determined by judicial action to be too broad, then it means the broadest permissible area permitted by applicable law.

“Business” means, collectively, (a) the businesses in which the Company Group is engaged as of the Effective Date and (b) any other lines of businesses in which the Company Group is actually engaged, or which either Board is actively considering (to the Executive’s knowledge), as of the date on which the Employment Period ends.

“Cause” means any of the following: (a) the Executive’s gross negligence or willful misconduct in the performance of his duties owed to the Company Group, (b) the Executive’s indictment for or conviction of (which shall be deemed to have occurred in the case of any plea by the Executive of guilty or nolo contendere to any of the following) a felony or any crime involving moral turpitude (provided that, for the avoidance of doubt, a traffic offense that does not result in significant physical injury shall not constitute a crime of moral turpitude), (c) the Executive’s commission of any willful act or omission involving theft or fraud with respect to the Company Group or any of its customers, suppliers or vendors, (d) the Executive reporting to work intoxicated or under the influence of illegal drugs, or other willful conduct, in each case, causing the Company Group substantial public disgrace or disrepute or material economic harm, (e) the Executive’s repeated failure to perform his material duties after written notice from either Board, (f) the Executive’s willful breach of fiduciary duty (provided that the Executive’s act or omission to act on the advice of counsel to the Company or any of its Affiliates will not result in such a breach), or (g) any other material breach of this Agreement by the Executive. Notwithstanding the foregoing, with respect to any Cause termination relying on clauses (d), (e), (f) or (g) above, if the event giving rise to Cause is subject to cure, the Company will be required to provide five (5) business days’ advance written notice to the Executive and such termination will not be effective if the Executive cures the Cause event within such five (5) business day notice period.

“Customer” means any Person who (a) purchased products or services from the Company Group during the twenty-four (24) months prior to the date of termination of the Executive’s employment; or (b) was called upon or solicited by the Company Group during such twenty-four (24)-month period, if the Executive had direct or indirect contact with such Person as an employee of the Company Group.

“Disability” means, following written notice from the Company to the Executive that the Executive is unable, by reason of physical or mental impairment that cannot be reasonably accommodated, to carry out and perform the duties and obligations ordinarily required of his then current position for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days during any twelve (12)-month period, upon the determination by an independent, licensed physician selected by the Company. Notwithstanding the foregoing, with respect to any “nonqualified deferred compensation” (as defined in Code Section 409A) that is payable upon a Disability, Disability shall mean that the Executive is disabled under Code Section 409A(a)(2)(C)(i) or (ii).

“Good Reason” means the occurrence of any of the following, in each case, during the Employment Period without the Executive’s written consent: (i) a reduction in the Executive’s Base Salary; (ii) a reduction in the Executive’s Target Bonus; (iii) a material and adverse change in the Executive’s title, authority, duties, reporting or responsibilities, (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); (iv) an involuntary relocation of the Executive’s principal office location by more than fifty (50) miles from its then-current location; (v) a material breach by the Company or Diamond of a material provision of this Agreement; or (vi) the failure of the Company or Diamond to obtain the assumption in writing (or by operation of law) of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company or Diamond upon the consummation of a merger, consolidation, sale or similar transaction. The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within thirty (30) days after the Company’s failure to cure the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Subsidiaries” means any corporation, limited liability company or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company (or Diamond, as applicable) or any corporation or other entity of which the Company (or Diamond, as applicable) or one of its respective Subsidiaries serves as the managing member or in a similar capacity, in each case either directly or through one of more Subsidiaries.

14.            Indemnification, Etc. The Company, Diamond and, as applicable, the Company’s Subsidiaries shall cover the Executive by directors and officers liability insurance to the extent of the coverage they provide to any other officer or director. The Company and Diamond shall indemnify and hold the Executive harmless, to the fullest extent permitted by law and the organizational documents of the Company Group, from and against all reasonable costs, charges and expenses (including, without limitation, reasonable attorneys’ fees) and on the same basis as any other officer or director. The provisions of this Section 14 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any applicable law, certificate of incorporation, by-law, agreement, vote of shareholders or directors, or otherwise.

15.            Survival. Sections 4 through 29 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

16.           Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Todd Herndon

At the most recent address on file with the Company

Notices to the Company:

Diversey, Inc.

2415 Cascade Point Blvd.

Charlotte, NC 28208

Attn: Mike Chapman

Email: Mike.chapman@diversey.com

Notices to Diamond:

Diamond (BC) B.V.

Tower A, 12th Floor

Strawinskylaan 1209

1077 XX Amsterdam, Netherlands

Attn: Board of Directors of Diamond

and to:

Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attn: Ken Hanau

Email: KHanau@baincapital.com

Fax: (617) 516-2010

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attn: Katherine V. Coverdale

Email: katherine.coverdale@kirkland.com

Fax: (617) 385-7501

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

17.         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.          Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The Executive hereby releases and waives any claims or rights he may have under any prior agreement or understanding he may have with the Company Group.

19.          Counterparts. This Agreement may be executed in separate counterparts (including by facsimile and electronic signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

20.          No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

21.            Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company, Diamond and their respective heirs, successors and assigns. The Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company and Diamond. Upon notice to the Executive, each of the Company and Diamond may assign its rights and obligations hereunder, without the consent of the Executive, to any of its Affiliates or Subsidiaries or to Person that acquires the Company or Diamond, in which case all references to the Company or Diamond (as applicable) will refer to such assignee; provided, in each case, that the Company and Diamond shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

22.           Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE STATE COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY, THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

23.            Mutual Waiver of Jury Trial. THE COMPANY, DIAMOND AND THE EXECUTIVE EACH WAIVES ITS OR HIS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE COMPANY, DIAMOND AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

24.            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

25.           Withholding; 280G.

(a)               The Company Group will be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) required to be withheld with respect to the Executive’s compensation or other payments from the Company Group or the Executive’s ownership interest in the Company Group or the direct or indirect parents of any member thereof (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(b)              Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company, Diamond or any of their respective Affiliates and the Executive (collectively, the “Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 25 would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be either: (A) delivered in full, or (B) reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax (and any equivalent state or local excise taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 25 will be made in writing by independent public accountants mutually selected by the Company and the Executive (the “Accountants”), whose determination will be conclusive and binding (absent manifest error) upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 25, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 25. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 25. Any reduction in Payments required by this provision shall occur in the following order (and in a manner compliant with Section 409A of the Code): (1) reduction of cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Executive. In addition, if any portion of the Payments would be subject to the Excise Tax (before giving effect to any reduction in Payments as may be applicable pursuant to the preceding sentences), the Company shall use its reasonable efforts to obtain (in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the approval by such number of shareholders of the Company (or other applicable equityholders of another member of the Company Group) as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the Payments that would be reduced or eliminated by operation of the previous sentence if such shareholder approval was not obtained.

26.            Corporate Opportunities. During the Employment Period, the Executive will discuss with the Diamond Board all Business Offers which relate to the Business of the Company, Diamond or their respective Subsidiaries as such Business of the Company, Diamond or their respective Subsidiaries exists at the time of such Business Offer (“Corporate Opportunities”). During the Employment Period, unless approved by the Board, the Executive will not accept or pursue, directly or indirectly, any Corporate Opportunities on the Executive’s own behalf. “Business Offer” means a material business or investment offer formally presented to the Executive in writing.

27.           Assistance in Proceedings. During the Employment Period and for twelve (12) months thereafter, the Executive will cooperate with the Company Group in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company Group (including, without limitation, the Executive being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group all pertinent information and turning over to the Company Group all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In requesting the Executive’s assistance hereunder, the Company Group shall use its commercially reasonable best efforts not to interfere with the Executive’s employment, professional or personal obligations. In the event the Company Group requires the Executive’s cooperation in accordance with this Section 27, the Company will pay the Executive, only to the extent the Executive is not receiving severance in connection with his termination, a per diem (determined by dividing (a) the Executive’s Base Salary in effect on the date of termination by (b) two hundred fifty (250)) and reimburse the Executive for reasonable expenses pre-approved by the Company and incurred in connection therewith (including lodging and meals, upon submission of receipts).

28.            Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company, Diamond and the Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

29.            Code Section 409A Compliance.

 (a)              The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, consider reforming such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. The Parties acknowledge and agree that taxes and penalties provided for under Code Section 409A are imposed on the Executive by the tax laws.

(b)               A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 29 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)               With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(d)               For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the general release of claims, directly or indirectly, result in the Executive designating the calendar year of payment.

[Signature Page Follows]

'WITNESS WHEREOF. the Parties hereto have executed this Emoloyment Agreement as or the date first written above.

COMPANY

By:	/s/ Michael Chapman
Name:	M. Chapman
Title:	General Counsel

DIAMOND

Diamond (BC) B.V.

By:	/s/ Herman Weber
Name:	Herman Weber
Title:	Director

[Signature Page to Employment Agreement]

EXECUTIVE

/s/ Todd Herndon
Todd Herndon

[Signature Page to Employment Agreement]